Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.Amgen.com

AMGEN APPOINTS VANCE D. COFFMAN TO THE

COMPANY’S BOARD OF DIRECTORS

THOUSAND OAKS, Calif. (Oct. 2, 2007) – Amgen (NASDAQ:AMGN) announced today that its Board of Directors has appointed Vance D. Coffman to the Company’s Board. Coffman, 63, is the former chairman and chief executive officer of Lockheed Martin Corporation. The addition of Coffman brings the number of Amgen Board members to 11.

Coffman was elected chairman of Lockheed in April 1998, having served as CEO and vice chairman since August 1997. Previously, he served in a number of elected corporate leadership positions including president and chief operating officer of Lockheed Martin’s Space & Strategic Missile Sector. Coffman currently serves on the boards of Deere & Company and 3M Company.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

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CONTACT: Amgen, Thousand Oaks

David Polk 805-447-4613 (media)

Arvind Sood, 805-447-1060 (investors)